Exhibit 10.12
FOUNDER NONCOMPETITION AGREEMENT
     This NONCOMPETITION AGREEMENT is made as of May 22, 2007, by and between Communications Infrastructure Investments, LLC (the “Company”), and Dan Caruso, residing at [                    ] (the “Employee”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Company’s Amended and Restated Limited Liability Company Agreement of even date herewith, as amended from time to time (the “LLC Agreement”) by and among the Company, and the persons named on Schedule A thereto.
RECITALS
     WHEREAS, in order to make available needed capital to help ensure its future success, the Company desires to issue Units to the Institutional Investors pursuant to the LLC Agreement; and
     WHEREAS, the Employee is one of the two founders of the Company who together own, through investment vehicles, all of the outstanding equity interests in the Company, which interests shall be converted into Class A Preferred Units pursuant to the LLC Agreement;
     WHEREAS, the Employee is employed by the Company or any of its Subsidiaries and is being issued Common Units of the Company; and
     WHEREAS, the Employee has substantial knowledge and experience in the Company’s and its Subsidiaries’ businesses and intimate knowledge of their customers, processes, trade secrets and other business information; and
     WHEREAS, the Employee will benefit substantially as a result of the Institutional Investors’ investment in the Company, including through the expansion of the Company’s and its Subsidiaries’ businesses to be financed with the funds to be invested by the Institutional Investors; and
     WHEREAS, the Institutional Investors wish to protect the value of their investment in the Company from the risk of competition posed by the Employee and it is a condition to the obligations of the Institutional Investors under the LLC Agreement that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and to be bound by the provisions hereof;
     NOW THEREFORE, in consideration of the foregoing, the agreements set forth below, and the parties’ desire to preserve the value inherent in the Company for their mutual benefit and the benefit of the Institutional Investors and the Company, the Employee, intending to be legally bound hereby, agrees with the Company as follows:

     1. Definitions.
     “Board” means the Company’s Board of Managers.
     “Capital Contributions” has the meaning set forth in the LLC Agreement.
     “Cause” means the Employee’s: (i) dishonesty of a material nature with respect to the Company (including, but not limited to, theft or embezzlement of the Company’s or any of its Subsidiaries’ funds or assets); (ii) conviction of, or guilty plea or no contest plea, to a felony charge or any misdemeanor involving moral turpitude, or the entry of a consent decree with any governmental body; (iii) noncompliance in any material respect with any laws or regulations, foreign or domestic, affecting the operation of the Company’s or any of its Subsidiaries’ business, if such noncompliance is likely to have a material adverse effect on the Company or any of its Subsidiaries; (iv) violation of any express direction or any rule, regulation or policy established by the Board that is consistent with the terms of this Agreement, which violation, if reasonably susceptible to cure, is not cured within ten (10) days of written notice thereof from the Board, and if such violation is likely to have a material adverse effect on the Company or any of its Subsidiaries; (v) material breach of this Agreement, which breach, if reasonably susceptible to cure, is not cured within ten (10) days of written notice thereof from the Board or material breach of the Executive’s fiduciary duties to the Company or any of its Subsidiaries; or (vi) gross incompetence, gross neglect, or gross misconduct in the performance of the Executive’s duties.
     “Competing Business” means any business engaged in owning or operating fiber networks.
     “Expiration Date” has the meaning specified in Section 2 of this Agreement.
     “Fair Market Value” has the meaning set forth in the LLC Agreement.
     “Good Reason” means the occurrence of any of the following events: (A) a substantial adverse change in the nature or scope of Employee’s responsibilities, authorities, powers, functions or duties attached to Employee’s position with the Company or any of its Subsidiaries as of the date of this Agreement, (B) the relocation of the offices at which Employee is principally employed to any other location that is more than 75 miles from the current location of such offices or (C) Employee’s title as of the date of this Agreement is changed in any manner, other than as a result of a promotion. Notwithstanding the foregoing, the occurrence of any event specified in paragraphs (A), (B) or (C) shall not be deemed to be “Good Reason” if Employee fails to voluntarily terminate his employment under this Agreement within sixty (60) days following such event.
     “Institutional Investors” means, collectively, Columbia Capital Equity Partners IV (QP), L.P., Columbia Capital Equity Partners IV (QPCO), L.P., Columbia Capital Employee Investors IV, L.P., M/C Venture Partners VI, L.P., M/C Venture Investors, L.L.C, Oak Investment Partners XII, Limited Partnership, Battery Ventures VII, L.P., Battery Investment Partners VII, LLC, Centennial Ventures VII, L.P. and Centennial Entrepreneurs Fund VII, L.P.

     “Investors” means, collectively, the Institutional Investors, Bear Investments, LLLP, Bear Equity, LLC and ESU Investments, LLC.
     “Priority Return” has the meaning set forth in the LLC Agreement.
     “Protected Territory” shall mean, prior to the Termination Date, the world, and commencing on and after the Termination Date, shall include the United States and any other geographic area in which the Company or any of its Subsidiaries conducts business as of the Termination Date, or has developed an intention to conduct business in such geographic area on or before the Termination Date and for which the Company or any of its Subsidiaries has prepared or commissioned the preparation of a business plan or study on or before the Termination Date.
     “Termination Date” shall mean the date the Employee ceases to be employed by the Company or any of its Subsidiaries as a result of (i) the Employee voluntarily terminating his employment with the Company or any Subsidiary other than for Good Reason or (ii) the Employee being terminated by the Company or any Subsidiary for Cause.
     “Threshold Investment Date” means the date on which the Investors have made cash Capital Contributions to the Company in the aggregate amount of $50,000,000.
     2. Term. The term of this Agreement shall be for a period commencing on the Threshold Investment Date and ending on the earlier of the first anniversary of the Termination Date or October 31, 2010 (the “Expiration Date”). Notwithstanding the foregoing, in the event that the sum of (i) the Fair Market Value of the Institutional Investors’ Class A Preferred Units on the Expiration Date plus (ii) the aggregate amount of distributions paid by the Company with respect to the Institutional Investors’ Class A Preferred Units (excluding Tax Distributions, as defined under the LLC Agreement), including the Fair Market Value of any distributions other than cash (the “Investment Value”) is less than the aggregate amount of Capital Contributions made with respect to the Institutional Investors’ Class A Preferred Units (plus the Priority Return accrued thereon), the Expiration Date shall extend until the earliest of (i) the first anniversary of the Termination Date, (ii) the date on which the Investment Value of the Institutional Investors’ Class A Preferred Units is equal to or exceeds the aggregate amount of Capital Contributions made with respect to the Investors’ Class A Preferred Units (plus the Priority Return accrued thereon) (only if Termination Date is on or after October 31, 2010) and (iii) October 31, 2012.
     3. Noncompetition and Nonsolicitation.
     (a) Noncompetition. During the term of this Agreement, the Employee agrees that Employee will not, singly, jointly, or as a partner, member, employee, agent, officer, director, stockholder, equity holder, lender, consultant, independent contractor, or joint venturer of any other Person, or in any other capacity, directly, indirectly or beneficially (except (i) as a passive holder of not more than one percent (1%) of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market, (ii) as a passive participant in any venture capital fund where his interest therein does not exceed one percent (1%) of the total capital commitments, or (iii)

as Executive Chairman of EnVysion, (iv) as an employee, manager, director or owner of MCCC ICG Holdings LLC or (v) as a director or owner of New Global Telecom, Inc. (collectively, “Permitted Activities”)), own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or permit the use of his name by, or work for, or provide consulting, financial or other assistance to, or be connected in any manner with, a Competing Business within the Protected Territory;
     (b) Nonsolicitation. During the term of this Agreement, the Employee agrees that Employee will not, singly, jointly, or as a partner, member, employee, agent, officer, director, stockholder, equity holder, lender, consultant, independent contractor, or joint venturer of any other Person, or in any other capacity, directly, indirectly or beneficially (except for Permitted Activities) induce or attempt to induce any Person which is a customer of the Company or any of its Subsidiaries, or which otherwise is a contracting party with the Company or any of its Subsidiaries, as of the date hereof or at any time hereafter during the term of this Agreement, to terminate, alter or amend any written or oral agreement or understanding with the Company or any of its Subsidiaries.
     4. Injunctive Relief. The Employee agrees that the breach of this Agreement by such Employee will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the Employee’s obligations hereunder.
     5. Amendments; Waiver. Any amendment to or modification of this Agreement, and any waiver of any provision hereof, shall be in writing and shall require the prior written approval of the Company. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.
     6. Enforcement. The Company and the Employee agree that the covenants set forth in this Agreement shall be enforced to the fullest extent permitted by law. Accordingly if, in any judicial or similar proceedings, a court or any similar judicial body shall determine that such covenant is unenforceable because it covers too extensive a geographical area or survives too long a period of time, or for any other reason, then the parties intend that such covenant shall be deemed to cover only such maximum geographical area and maximum period of time, and shall otherwise be deemed to be limited in such manner, as will permit enforceability by such court or similar body. The Company and the Employee further agree that covenants set forth in this Agreement are reasonable in all the circumstances for the protection of the legitimate interests of the Company and its Members. In the event that any one or more of such covenants shall, either taken by itself or themselves together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the interests of the Company and its Members, but would be adjudged reasonable if any particular covenant or covenants or parts thereof were deleted, restricted or limited in a particular manner, then the said covenants shall apply with such deletions, restrictions or limitations, as the case may be.

     7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.
     8. Consent to Jurisdiction. The Employee hereby agrees to submit to the exclusive jurisdiction of the court in and of the State of Delaware and to the courts to which the decisions of appeal of such courts may be taken and consents that service of process with respect to all courts in and of the State of Delaware may be made by registered mail to Employee’s address set forth on page 1 hereof.
     9. Successors and Assigns. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns; provided, however, that the parties hereto agree that in the event of any such assignment by the Company, the phrase “Competing Business” shall, for purposes of being applied to Employee’s obligations hereunder to the assignee, be limited to the business of the Company as of the date of such assignment.
     10. Captions; Gender and Number. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. The gender and number used in this Agreement are used as reference terms only and shall apply with the same effect whether the parties are of the masculine, neuter or feminine gender, corporate or other form, and the singular shall likewise include the plural.
     11. Entire Agreement. This Agreement and each related agreement to which the undersigned are a party constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersede all prior agreements and understandings, whether oral or written, with respect thereto and hereto.
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     IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

COMPANY: COMMUNICATIONS INFRASTRUCTURE INVESTMENTS, LLC
By:	/s/ Illegible
Name:
Title:

EMPLOYEE:
/s/ Dan Caruso
Dan Caruso

[Signature to Founder Noncompetition Agreement]